EXHIBIT 2.4

                                                                 Execution Copy


     TAX SHARING AND INDEMNIFICATION AGREEMENT effective as of March 19, 2002, by and among U.S. Industries, Inc., a Delaware corporation ("Parent"), JUSI Holdings, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (the "US Seller"), USI Canada Inc., an Ontario corporation (the "Canadian Seller" and together with Parent and US Seller, the "Sellers"), and Hubbell Incorporated, a Connecticut corporation (the "Buyer").

     WHEREAS, Buyer and Sellers have entered into the Stock and Asset Purchase Agreement (as defined herein); and

     WHEREAS, in connection with the transaction contemplated by the Stock and Asset Purchase Agreement, Buyer and Sellers wish to enter into an agreement governing tax sharing and indemnification and certain related tax matters.

     NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, Buyer and Sellers agree as follows:

     1. Definitions. Except as otherwise defined herein, all terms used herein shall have the same meaning as in the Stock and Asset Purchase Agreement among Sellers and Buyer dated March 19, 2002 as amended by Amendment No. 1 to Stock and Asset Purchase Agreement dated as of April 26, 2002 by and between US Seller and Buyer (the "Stock and Asset Purchase Agreement"). For purposes hereof:

     (a) "Tax Sharing Agreement" shall mean this Tax Sharing and
Indemnification Agreement effective as of March 19, 2002;

     (b) "Seller Year" shall mean any taxable period of any Company or any Subsidiary ending on or before the Closing Date;

     (c) "Buyer Year" shall mean any taxable period of any Company or any Subsidiary beginning after the Closing Date;

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     (d) "Straddle Period" shall mean any taxable period of any Company or any
Subsidiary that includes (but does not end on) the Closing Date;

     (e) "Tax Asset" means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or tax attribute that could be carried forward or back to reduce Taxes (including, without limitation, deductions and credits related to alternative minimum Taxes) and losses or deductions deferred by the Code or other applicable law; and

     (f) "Federal Tax" means any Tax imposed under Subtitle A of the Code with respect to which any Company or any Subsidiary has filed or will file a Tax Return with a member of the Seller Group on a consolidated basis. For purposes hereof, a Person's liability for Tax shall be deemed to include without limitation, such Person's obligation to withhold any Tax in respect of any other Person.

     2. Tax Matters.

     (a) Filing. For any Straddle Period, Buyer shall timely prepare and file with or deliver to the appropriate authorities or other persons all Tax Returns required to be filed or delivered and shall timely pay all Taxes due with respect to such Tax Returns; provided that Sellers shall reimburse Buyer (in accordance with the procedures set forth in Section 2(a)) for any amount owed by Sellers pursuant to Section 2(a) with respect to such Straddle Period. To the extent permitted by law, any such Tax Returns shall be prepared in a manner consistent with past practice of the relevant Company or Subsidiary and without a change of any election or any accounting method and shall be submitted by Buyer to the relevant Seller (together with schedules, statements and, to the extent requested by such Seller, supporting documentation) at least 30 days prior to the due date (including extensions) of such Tax Returns. Such Seller shall


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have the right to review all work papers and procedures used to prepare any such Tax Return. If such Seller, within 5 business days after delivery of such Tax Return, notifies Buyer in writing that it objects to any items in such Tax Return, the disputed items shall be resolved (within a reasonable time, taking into account the deadline for filing such Tax Return) by a nationally recognized independent accounting firm chosen and mutually acceptable to both Buyer and such Seller. Upon resolution of all such items, the relevant Tax Return shall be adjusted to reflect such resolution and shall be binding upon the parties without further adjustment. The costs, fees and expenses of such accounting firm shall be borne equally by Buyer and the applicable Seller.

     For any Seller Year, Sellers shall timely prepare and file with or deliver to the appropriate authorities or other persons all Tax Returns based on or measured by income that are required to be filed or delivered after the Closing Date. To the extent permitted by law, any such Tax Returns shall be prepared in a manner consistent with past practice of the relevant Company or Subsidiary. At least 30 days prior to the due date (including extensions) of such Tax Returns, Sellers shall deliver such Tax Returns to Buyer for Buyer's approval not to be unreasonably withheld. Buyer shall pay to Sellers the amount, if any, reserved for the Taxes reflected in such Tax Returns as shown on the Closing Balance Sheet. Sellers shall timely pay all Taxes due with respect to such Tax Returns. Buyer and Sellers agree to cause the Companies or Subsidiaries to file all Tax Returns for periods that include the Closing Date on the basis that the relevant taxable period ended as of the close of business on the Closing Date, unless the relevant taxing authority will not accept a Tax Return filed on that basis. The Federal Tax Return filed by the Sellers with respect to any Company or any Subsidiary for the period that includes the Closing Date shall reflect a tax period ending as of the close of the Closing Date.


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     (b) Cooperation. Sellers, the Companies, the Subsidiaries and Buyer shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and representatives to cooperate, in preparing and filing all returns, reports and forms relating to Taxes, including maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits with respect to all taxable periods relating to Taxes. Buyer and Sellers recognize that Sellers and their Affiliates will need access, from time to time, after the Closing Date, to certain accounting and Tax records and information held by the Companies or the Subsidiaries to the extent such records and information pertain to events occurring on or prior to the Closing Date; therefore, Buyer agrees, and agrees to cause the Companies and the Subsidiaries, (i) to use their best efforts to properly retain and maintain such records until the expiration of the applicable statute of limitations (giving effect to any extension thereof),
(ii) to allow Sellers and their agents and representatives (and agents or representatives of any of Sellers' Affiliates), at times and dates mutually acceptable to the parties, to inspect, review and make copies of such records as Sellers reasonably deem necessary or appropriate from time to time, such activities to be conducted during normal business hours, and (iii) to prepare, in accordance with past practice and on a timely basis, the information required by Sellers to file their Tax Returns in accordance with past practice.

     (c) Refunds. Except to the extent a refund or credit is set forth on the Closing Balance Sheet as an asset and except for refunds or credits resulting from a carryback of an item from a Buyer Year (which shall be for the account of Buyer), any refunds or credits of Taxes of the Companies or the Subsidiaries for any Seller Year shall be for the account of Sellers. Any refunds or credits of Taxes of the Companies or the Subsidiaries for


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any Buyer Year shall be for the account of Buyer. Any refunds or credits of
Taxes for the Companies or the Subsidiaries for any Straddle Period shall be equitably apportioned between Sellers and Buyer. Buyer shall, if Sellers so request and at Sellers' expense, cause the Companies or the Subsidiaries to file for and obtain any refunds or credits to which Sellers are entitled under this Section 2(c). Buyer shall permit Sellers to control the prosecution of any such refund claim and, where deemed appropriate by Sellers, shall cause any Company or any Subsidiary to authorize by appropriate powers of attorney such Persons reasonably satisfactory to Buyer as Sellers shall designate to represent the Company or the Subsidiary with respect to such refund claim, provided that Buyer may participate in any such proceeding at its own expense. Notwithstanding the foregoing, Sellers may not settle or otherwise resolve any refund claim that could affect the Tax liability of Buyer, or any Company or any Subsidiary for periods ending after the Closing Date without the consent of Buyer (such consent not to be unreasonably withheld). Buyer shall pay or cause the Companies or the Subsidiaries to pay to Sellers any such refund within 20 days after the refund is received. Sellers and Buyer shall treat any payments that Sellers shall receive pursuant to this Section 2(c) as an adjustment to the purchase price for tax purposes, unless a final determination (which shall include the execution of a Form 870-AD or successor form) with respect to Buyer causes any such payment not to be treated as an adjustment to the purchase price for Federal Tax purposes.

     (d) Carryback. Buyer shall not and shall not permit any Company or any Subsidiary after the Closing Date, to carryback any item into any consolidated, combined or unitary Tax Returns for Seller Years without the consent of Sellers.

     (e) Amended Returns. Sellers shall be responsible for filing any amended Tax Returns for Seller Years which are required as a result of examination adjustments made by the Internal Revenue Service or by the applicable state, local or foreign taxing authorities for such


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taxable years as finally determined. Any required amended returns resulting from such Seller Year examination adjustments, as finally determined, shall be prepared by Sellers and furnished to the Company or the Subsidiary, as the case may be, for approval (which approval shall not be unreasonably withheld), and, if necessary, signature and filing at least 30 days prior to the due date for filing such returns. Without Buyer's consent (such consent not to be unreasonably withheld), Sellers shall not otherwise file any amended Tax Returns for Seller Years that could reasonably be expected to affect the Tax liability of Buyer, or any Company or any Subsidiary for periods ending after the Closing Date. Nothing in this Tax Sharing Agreement shall require Sellers to amend any return other than as set forth above.

     (f) Transfer and Other Taxes. All transfer, documentary, sales, use, registration and other such Taxes (including all applicable real estate transfer Taxes, but not including the Canadian Federal Goods and Services Tax, or the Quebec Sales Tax) and related fees (including any penalties, interest and additions to Tax) incurred in connection with this Tax Sharing Agreement and the transactions contemplated hereby shall be paid one-half by Buyer and one-half by Sellers. For the avoidance of doubt, any fees paid in connection with Buyer's efforts to obtain authorization to transfer to Buyer the grant of Industrial Tax Exemption issued by the Puerto Rico Office of Industrial Tax Exemption to Dual-Lite Manufacturing Inc. shall be governed by this Section 2(f). Buyer will, at its own expense, file any necessary Tax Returns and other documentation with respect to all such Taxes and fees, and Sellers shall cooperate with Buyer in timely making all filings, returns, reports and forms as may be required to comply with the provisions of such Tax laws.

     (g) Buyer Covenants. Subject to Section 4 of this Tax Sharing Agreement, Buyer shall not make or change any Tax election, amend any Tax Return or take any Tax position on


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any Tax Return, take any action, omit to take any action or enter into any transaction, merger or restructuring that results in any increased Tax liability or reduction of any Tax Asset of Sellers or the Seller Group in respect of any Seller Year or the portion of any Straddle Period that ends on the Closing Date. On the Closing Date, Buyer shall (A) cause any Company, any Subsidiary, or any Affiliate of Buyer to conduct its business in the ordinary course in substantially the same manner as presently conducted, and (B) not cause or permit any Company, any Subsidiary, or any Affiliate of Buyer to effect any extraordinary transactions (including, but not limited to, the distribution of any dividend or the effectuation of any redemption, but other than any such transactions expressly required by applicable law or expressly permitted by this Tax Sharing Agreement or the Stock and Asset Purchase Agreement) that could give rise to any Tax liability or reduce any Tax Asset of the Seller Group or give rise to any loss of Seller or the Seller Group under this Agreement.

     (h) Reattribution. Sellers may, at their option, elect to reattribute to themselves certain Tax Assets of the Companies and the Subsidiaries, pursuant to Treasury Regulations Section 1.1502-20(g). If Sellers make such election, Buyer shall, and shall cause the Companies and the Subsidiaries to, comply with the requirements of Treasury Regulations Section 1.1502-20(g)(5).

     3. Indemnification.

     (a) General Provisions. Except to the extent such Taxes are reserved for on the Closing Balance Sheet and Buyer has not paid the amount of any such reserves to Sellers pursuant to Section 2(a) of the Tax Sharing Agreement, Sellers agree to indemnify and hold Buyer (including the Companies and the Subsidiaries) and its Affiliates, (and their respective officers, directors, employees and agents) (each in its capacity as an indemnitee, an


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"Indemnitee") harmless from and against (i) all liability for Taxes of the
Companies and the Subsidiaries for any Seller Year and portion of any Straddle Period ending on the Closing Date, (ii) all liability (as a result of Treasury Regulation ss. 1.1502-6(a) or otherwise) for Taxes of Sellers or any other corporation which is or has been affiliated with Seller (other than the Companies or the Subsidiaries) on or prior to the Closing Date and (iii) all liability for Taxes of the Companies and the Subsidiaries payable as a result of a material breach of any representation or warranty set forth in Section
3.22 of the Stock and Asset Purchase Agreement. Notwithstanding the foregoing, Sellers shall not indemnify and hold harmless any Indemnitee from or against any liability for Taxes attributable solely to (i) any action not in the ordinary course of business taken on or after the Closing Date by Buyer (other than any such action expressly required by applicable law or required or permitted by the Stock and Asset Purchase Agreement or this Tax Sharing Agreement), such action not in the ordinary course of business being referred to as a "Buyer Tax Act", or (ii) a breach by Buyer of its obligations under this Tax Sharing Agreement or the Stock and Asset Purchase Agreement. If Sellers' indemnification obligation under this Section 3(a) arises in respect of an adjustment which makes allowable to Buyer, any of its Affiliates or, effective upon the Closing, any Company or any Subsidiary any deduction, amortization, exclusion from income or other allowance ("Tax Benefit") which would not, but for such adjustment, be allowable, then any payment by Sellers to Buyer pursuant to this Section 3(a) shall be an amount equal to (x) the amount otherwise due but for this paragraph, minus (y) the amount of the Tax Benefit. For this purpose, the amount of the Tax Benefit shall be determined in accordance with GAAP.

     Buyer (in its capacity as an indemnifying party, an "Indemnifying Party") agrees to, and shall cause the Companies and the Subsidiaries to, indemnify and hold Sellers and their


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Affiliates (and their respective officers, directors, employees and agents)
(each in its capacity as an indemnitee, an "Indemnitee") harmless from and against (i) all liability for Taxes of the Companies and the Subsidiaries for any Buyer Year and the portion of any Straddle Period beginning after the Closing Date, (ii) all liability for Taxes attributable to a Buyer Tax Act or to a breach by Buyer of its obligations under this Tax Sharing Agreement or the Stock and Asset Purchase Agreement, and (iii) any Tax imposed on any Company or any Subsidiary that Sellers have no obligation to make any payment pursuant to
Section 3(a).

     In the case of any Straddle Period:

     (i) real, personal and intangible property Taxes ("Property Taxes") of a Company or a Subsidiary for property held during the portion of the Straddle Period ending on the Closing Date shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period prior to and including the Closing Date and the denominator of which is the number of days in the Straddle Period; and

     (ii) the Taxes of a Company or a Subsidiary (other than Property Taxes) for the portion of the Straddle Period ending on the Closing Date shall be computed as if such taxable period ended as of the close of business on the Closing Date.

     Sellers' indemnity obligation in respect of Taxes for a Straddle Period shall initially be effected by their payment to Buyer of the excess of (x) such Taxes for the portion of the Straddle Period ending on the Closing Date over
(y) the amount of such Taxes paid by Sellers or any of their Affiliates at any time and the balance of such Tax liabilities reserved for, if any, on the Closing Balance Sheet, plus the amount of such Taxes paid by the Companies or the Subsidiaries on or prior to the Closing Date. Sellers shall initially pay such excess to Buyer within 20 days


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after the return, report or form with respect to the final liability for such
Taxes is required to be filed (or, if after, is actually filed). If the amount of such Taxes paid by Sellers or any of their Affiliates (other than the Companies or the Subsidiaries), the balance of such Tax liabilities reserved for on the Closing Balance Sheet, plus the amount of such Taxes paid by the Companies or the Subsidiaries on or prior to the Closing Date exceeds the amount payable by Sellers pursuant to clause (x) of the second preceding sentence, Buyer shall pay such excess to Sellers within 20 days after the return, report or form with respect to the final liability for such Taxes is required to be filed (or, if later, is actually filed). The payments to be made pursuant to this paragraph by Sellers or Buyer with respect to a Straddle Period shall be appropriately adjusted to reflect any final determination (which shall include the execution of Form 870-AD or successor form) with respect to Straddle Period Taxes.

     (b) Losses Net of Insurance, etc. The amount of any loss, liability, claim, damage, expense or Tax (collectively, a "Loss") for which indemnification is provided under this Section 3 or under the Stock and Asset Purchase Agreement shall be net of any amounts recovered or recoverable by the Indemnitee under insurance policies with respect to such Loss and shall be reduced to take account of any net Tax benefit actually realized by the Indemnitee arising from the incurrence or payment of any such Loss. In computing the amount of any such Tax benefit, the Indemnitee shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any indemnity payment hereunder or the incurrence or payment of any indemnified Loss. For purposes of this Tax Sharing Agreement, an Indemnitee shall be deemed to have "actually realized" a net Tax benefit to the extent that, and at such time as, the amount of Taxes payable by such Indemnitee is reduced below the amount of Taxes that such Indemnitee would be required to pay but for the


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incurrence or payment of such Loss. For the avoidance of doubt, if an indemnification obligation would be reduced pursuant to both the foregoing sentence and the third sentence of Section 3(a), the third sentence of Section 3(a) shall govern. The amount of any reduction hereunder shall be adjusted to reflect any final determination (which shall include the execution of Form 870-AD or successor form) with respect to the Indemnitee's liability for Taxes and payments between Sellers and Buyer. Any indemnity payment under this Tax Sharing Agreement or the Stock and Asset Purchase Agreement shall be treated as an adjustment to the purchase price for tax purposes, unless a final determination (which shall include the execution of a Form 870-AD or successor form) with respect to the Indemnitee or any of its Affiliates causes any such payment not to be treated as an adjustment to the purchase price for Federal Tax purposes.

     (c) Termination of Indemnification. The obligations to indemnify and hold harmless a party hereto pursuant to Section 3(a) shall terminate 60 days after the time the applicable statutes of limitations with respect to the Tax liabilities in question expire (giving effect to any waiver, mitigation or extension thereof); provided, however, such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the Indemnitee or the related party thereto shall have, before 60 days after the expiration of the applicable period, previously made a claim by delivering a notice of such claim (stating in reasonable detail the basis of such claim) to the Indemnifying Party.

     (d) Procedures Relating to Indemnification. Any claims for indemnification made hereunder shall be accompanied by a schedule or schedules setting forth the Indemnitee's calculation of such claim. If a claim shall be made by any taxing authority, which, if successful, might result in an indemnity payment to Buyer pursuant to Section 3(a), Buyer shall notify


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Sellers in writing of such claim (a "Tax Claim") within ten (10) days of receipt of any notice from the taxing authority, or such earlier time that would allow Sellers to timely respond to such claim or demand, and shall give Sellers such other information with respect thereto as Sellers may reasonably request.

     Sellers may, at their own expense, participate in and assume the defense of any such claim, suit, action, litigation or proceeding (including any Tax audit). If Sellers assume such defense, Sellers shall control all proceedings taken in connection with such Tax Claim (including selection of counsel) and, without limiting the foregoing and notwithstanding anything else contained herein, may in their sole discretion pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any taxing authority with respect thereto, and may, in their sole discretion, either pay the Tax claimed and sue for a refund where applicable law permits such refund suits or contest the Tax Claim in any permissible manner. Notwithstanding the foregoing, Sellers shall not settle any such claim, suit, action, litigation or proceeding without Buyer's prior written consent (which consent shall not be unreasonably withheld). Sellers and Buyer shall jointly control all proceedings taken in connection with any Tax Claim relating solely to Taxes of the Companies or the Subsidiaries for a Straddle Period.

     Buyer, the Companies and the Subsidiaries shall cooperate reasonably with Sellers in contesting any Tax Claim, which cooperation shall include, without limitation, the retention and (upon Sellers' request) the provision to Sellers of records and information which are reasonably relevant to such Tax Claim, and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim.


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     In no case shall Buyer, the Companies or the Subsidiaries settle or otherwise compromise any Tax Claim relating to a Seller Year or a Straddle Period without Sellers' prior written consent (which consent shall not be unreasonably withheld). Neither party shall settle a Tax Claim relating solely to Taxes of a Company or a Subsidiary for a Straddle Period without the other party's prior written consent (which consent shall not be unreasonably withheld).

     (e) Resolution of Claims. Buyer and Sellers shall cooperate with each other with respect to resolving any claim or liability with respect to which one party is obligated to indemnify the other party hereunder, including by making commercially reasonable efforts to resolve any such claim or liability; provided that such party shall not be required to make such efforts if they would be detrimental in any material respect to such party. In the event that Buyer or Sellers shall fail to make such commercially reasonable efforts to resolve any claim or liability, then (unless the provision to the foregoing covenant shall be applicable) notwithstanding anything else to the contrary contained herein, the other party shall not be required to indemnify any Person for any loss, liability, claim, damage, or expense that could reasonably be expected to have been avoided if Buyer or Sellers, as the case may be, had made such efforts.

     4. Tax Elections and Allocation.

     (a) Section 338(h)(10) Elections. At Buyer's request, Parent and Buyer shall make a joint election under Section 338(h)(10) of the Code and any similar election under the applicable income tax law of any state or political subdivision of the United States (collectively, the "Section 338(h)(10) Elections") with respect to Buyer's purchase of the stock of each of the domestic Companies and Buyer's deemed purchase of the stock of any domestic Subsidiary of the domestic Companies that is a corporation within the meaning of Section 7701 of the Code,


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including for this purpose Dual-Lite Manufacturing, Inc. Notwithstanding the foregoing, Parent shall not be required to join in any such election unless elections will be made with respect to all of the domestic Companies and their domestic Subsidiaries, including for this purpose Dual-Lite Manufacturing, Inc.

     (b) Allocations and Procedures. Set forth on Schedule 4(b) is an allocation of the Purchase Price in compliance with applicable law (the "General Allocation"). As soon as practicable, but no later than 120 days after the Closing Date, Parent shall prepare and submit to Buyer a proposed allocation of the adjusted grossed-up basis (as defined in Treasury Regulations
Section 1.338-5) among the assets of each such domestic Company (other than the stock of any domestic Subsidiary of such Company that is a corporation within the meaning of Section 7701 of the Code) and the assets of each such Subsidiary, including for this purpose Dual-Lite Manufacturing, Inc., consistent with the General Allocation (the "Section 338 Allocations" and together with the General Allocation, the "Allocations"). The Section 338 Allocations shall be reasonable, based on the relative fair market value of the assets of each domestic Company and their Subsidiaries, and prepared in the manner required by Treasury Regulations Section 1.338-6 and other applicable law. If Buyer in good faith disagrees with Parent's proposed Section 338 Allocations, Buyer may, within 20 days after delivery of the proposed Section 338 Allocations, deliver a notice (an "Allocation Objection Notice") to Parent disagreeing with the proposed Section 338 Allocations and setting forth Buyer's
Section 338 Allocations. If an Allocation Objection Notice is duly delivered to Parent, Parent and Buyer shall, during the 20 days following such delivery, use their commercially reasonable efforts to reach agreement with respect to the
Section 338 Allocations. If, during such period, Buyer and Parent are unable to reach such agreement, the matter shall be promptly referred to the Unrelated Accounting Firm.


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The Unrelated Accounting Firm shall be directed to render a written report setting forth the Section 338 Allocations, in the manner required by Treasury Regulations Section 1.338-6 and other applicable law, based on the relative fair market value of the assets of each domestic Company and their Subsidiaries. The resolution of the Unrelated Accounting Firm shall be final and binding on the parties. The fees and expenses of the Unrelated Accounting Firm shall be paid one-half by Buyer and one-half by Sellers.

     If the matter of the Section 338 Allocations has been referred to the Unrelated Accounting Firm and Buyer has requested the Section 338(h)(10) Elections, Buyer shall be liable for and hold US Seller harmless from any Additional Taxes (up to a maximum of $1,500,000) arising solely by reason of the Section 338(h)(10) Elections made. For purposes of this Section 4(b), "Additional Taxes" shall mean the amount of state income Taxes incurred by US Seller or US Seller's Affiliates that is in excess of the amount of state income Taxes that would have been incurred by US Seller or US Seller's Affiliates if US Seller were to have sold all the Shares without effecting the
Section 338(h)(10) Elections, reduced by the amount of any Federal Tax benefit from ordinary losses allowable to US Seller or any of its Affiliates that would not, but for the Section 338(h)(10) Elections, be allowable and further reduced by the amount of any Federal Tax benefit allowable to US Seller or any of its Affiliates attributable to the deductibility of the excess state income Taxes incurred by US Seller or its Affiliates by reason of the Section 338(h)(10) Elections being made.

     If the matter of the Section 338 Allocations has been referred to the Unrelated Accounting Firm, not later than 20 days after the Unrelated Accounting Firm delivers its determination as to the Section 338 Allocations, US Seller shall give notice to Buyer of its calculation of Additional Taxes, which notice shall include a detailed explanation of the


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calculation and all workpapers supporting such calculation. US Seller shall promptly make available to Buyer such information as Buyer reasonably requests to allow Buyer to examine the accuracy of such calculation. Buyer shall give written notice to US Seller of any objection to the calculation of Additional Taxes within 20 days following receipt by Buyer of such notice. The parties shall discuss Buyer's objection and use their commercially reasonable efforts to reach agreement within 20 days of Buyer's delivery of its objection. If, during such period, Buyer and Parent are unable to reach such agreement, the matter shall be promptly referred to the Unrelated Accounting Firm. If, after the Additional Tax amount has been determined, Buyer requests the Section 338(h)(10) Elections, Buyer shall pay the amount of the Additional Taxes to US Seller within 20 days after Seller gives notice to Buyer that it has filed its income Tax Returns for the period which includes the Closing Date.

     If Buyer requests the Section 338(h)(10) Elections, Buyer and US Seller shall exchange completed and executed copies of IRS Form 8023, required schedules thereto, and any similar state or local forms as soon as practical after the Closing Date. Buyer, Parent and Sellers shall report the transactions contemplated by this Tax Sharing Agreement to the applicable Taxing authorities consistent with the General Allocation (as adjusted pursuant to Section 2.04(c) of the Stock and Asset Purchase Agreement) and the Section 338 Allocations, if Buyer requests the Section 338(h)(10) Elections.

     (c) Section 338 Election. If Parent and Buyer make the Section 338(h)(10) Elections, Buyer may at its option make a Code section 338 election with respect to its deemed purchase of the stock of Artesanias, Baja S.A. de C.V., a Mexican corporation ("Artesanias") or any Subsidiary of Artesanias.

     5. Canadian Tax Elections.


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     (a) Income Tax Elections.

     (i) Canadian Seller and Buyer shall file an election with respect to the accounts receivable forming part of the Purchased Assets under Section 22 of the Income Tax Act (Canada), Section 184 of the Taxation Act (Quebec) and the corresponding sections of any other applicable provincial statute and any regulations under such statutes in a manner consistent with the General Allocation. The parties hereto further agree to make jointly the necessary elections and execute and file, within the prescribed delays, the prescribed election forms and any other documents required to give effect to the foregoing.

     (ii) If applicable, Canadian Seller and Buyer shall file an election under
Section 20(24) of the Income Tax Act (Canada), Section 157.10 of the Taxation Act (Quebec) and the corresponding sections of any other applicable provincial statute and any regulations under such statutes in a manner consistent with the General Allocation. The parties hereto further agree to make jointly the necessary elections and execute and file, within the prescribed delays, the prescribed election forms and any other documents required to give effect to the foregoing.

     (b) Goods and Services Tax ("GST") and Quebec Sales Tax ("QST") Election. The Canadian Seller and Buyer shall jointly execute an election under Section 167 of the Excise Tax Act (Canada) and Section 75.1 of An Act Respecting the Quebec Sales Tax in the forms prescribed for such purposes along with any documentation necessary or desirable in order to effect the transfer of the Purchased Assets by Canadian Seller without payment of any GST or QST. On or prior to the Closing Date, Buyer shall provide Canadian Seller with its registration numbers under Part IX of the Excise Tax (Canada) and Chapter VII of An Act Respecting the Quebec Sales Tax. The Buyer shall file the election forms referred to above, along with any documentation necessary or desirable to give effect to such, with the Canada Customs and

Revenue Agency and Ministere du Revenu du Quebec, respectively, together with the Buyer's GST and QST returns for the reporting period in which the transactions contemplated herein are consummated. Notwithstanding the foregoing, if the GST or QST Elections referred to above are not applicable according to the Canada Customs and Revenue Agency and Ministere du Revenu du Quebec, Buyer, or its assigns (as referred to in Section 12.05 of the Stock and Asset Purchase Agreement) shall pay to the Canadian Seller, the applicable GST and QST.

     6. Miscellaneous. Except as otherwise expressly provided in this Tax Sharing Agreement, the provisions of Article 12 (other than Section 12.03) of the Stock and Asset Purchase Agreement shall apply equally to this Tax Sharing Agreement.


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


     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers effective as of the day and year first above written.


                                     U.S. INDUSTRIES, INC.


                                     By: ______________________________________

                                         Name:_________________________________

                                         Title:________________________________



                                     JUSI HOLDINGS, INC.


                                     By: ______________________________________

                                         Name:_________________________________

                                         Title:________________________________



                                     USI CANADA INC.


                                     By: ______________________________________

                                         Name:_________________________________

                                         Title:________________________________



                                     HUBBELL INCORPORATED


                                     By: ______________________________________

                                         Name:_________________________________

                                         Title:________________________________


                                      19